                           ASSET PURCHASE AGREEMENT




                                By and Between



                         FIRSTAMERICA AUTOMOTIVE, INC.
                                 ("Purchaser")



                                      and



                 BEVERLY HILLS BW, LTD., DBA BEVERLY HILLS BMW


                                  ("Seller")

                           ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement is made and entered effective January ___ , 1998 (the "Effective Date") by and among FirstAmerica Automotive, Inc., a Delaware corporation or nominee ("Purchaser"), Beverly Hills BW, Ltd., a California general partnership, dba Beverly Hills BMW ("Seller"), and Ross Gilbert ("Owner ").

                                    RECITALS

     WHEREAS, Seller owns and operates a BMW automobile dealership (the "Dealership") commonly known as Beverly Hills BMW, located at 8825 and 8833 Wilshire Boulevard, Beverly Hills, California 90211 (collectively, the "Premises").

     WHEREAS, Owner owns indirectly all of the outstanding partnership interest of Seller.

     WHEREAS, Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller certain of the assets, properties and business of Seller utilized in connection with the Dealership.

     Now, THEREFORE, in recognition of the foregoing representations, and in consideration of the covenants set forth herein, the parties hereto agree as follows:

                                   AGREEMENT

     1. DEFINITIONS. The capitalized terms as used in this Agreement shall be defined as hereinafter set forth in this Section 1, or as otherwise provided in this Agreement.

          1.1 ACQUIRED ASSETS. The term "Acquired Assets" shall be defined as all of the assets and property to be acquired by Purchaser hereunder, as described in Section 2.1 hereof.

          1.2 CLOSING. The term "Closing" shall be defined as the consummation of all of the transactions provided for in this Agreement, including the exchange of the Acquired Assets for the consideration provided for herein. The Closing shall occur at the offices of Escrow Holder, 4270 Wilshire Boulevard, Los Angeles, California, 90010 on the Closing Date commencing at 10:00 a.m.

          1.3 CLOSING DATE. The "Closing Date" shall be defined as the date which falls 5 business days following the earliest date on which the conditions specified in Sections 7 and 8 hereof are satisfied; subject, however, to the provisions of Section 18 below.

          1.4 FRANCHISE. The term "Franchise" shall be defined as the BMW Franchise currently held by Seller.

          1.5 FRANCHISOR. The term "Franchisor" shall be defined as BMW North America.

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          1.6    OBSOLETE PARTS. The term "Obsolete Parts" shall be defined as all (i) factory parts which are not listed in the most current manufacturer's wholesale price book or, if listed therein, are valued at ZERO DOLLARS ($0),
(ii) parts which are not returnable to the manufacturer (as defined by the Franchisor), (iii) parts indicated as discontinued, and (iv) parts which are broken or damaged, regardless of whether listed in the most current manufacturer's wholesale price book.

     2.   PURCHASE AND SALE OF ASSETS.

          2.1 ACQUIRED ASSETS. The assets subject to this Agreement (the "Acquired Assets") shall consist of all the assets used in connection with the Franchise, including but not limited to those assets to be listed on Schedule
2.1 to be prepared prior to the Closing Date and attached hereto, all BMW special tools and all furniture, fixtures and equipment (which special tools, furniture, fixtures and equipment shall be in good working order, normal wear and tear excepted, as of the Closing Date), all leasehold improvements at the Premises used by Seller in operation of the BMW Franchise, all motor vehicles (new and used) (subject to exclusion of certain used vehicles in accordance with Section 3.2(c)), parts and accessories (subject to exclusion of Obsolete Parts in accordance with Section 3.2(d) and excess non-factory parts in accordance with Section 3.2(e)), tires, work-in-progress, advertising literature, forms, supplies, customer files and data bases, parts return privileges from the Franchisor, rights under new car purchase orders and deposits relating thereto, goodwill, Seller's customer files, all books and records relating to the Acquired Assets, all telephone numbers of Seller, the tradename "Beverly Hills BMW", or any derivative thereof, and all trademarks and/or logos related thereto, the right of occupancy of the Premises, and all contracts, agreements or commitments which have been approved by Purchaser as the same shall exist on the Closing Date. The parties agree that Schedule 2.1 shall be prepared in conjunction with the physical inventory described in Section 3.2(i) hereinbelow.

          2.2 PURCHASE. Seller hereby agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire, on the Closing Date, all of the Acquired Assets.

     3.   CONSIDERATION FOR ACQUIRED ASSETS.

          3.1 PURCHASE PRICE. Subject to the terms and conditions of this Agreement, the purchase price to be paid by Purchaser for the Acquired Assets shall be that amount which is equal to the aggregate value of the Acquired Assets as of the Closing Date determined in accordance with Section 3.2.

          3.2 VALUATION OF ACQUIRED ASSETS. Those Acquired Assets which are listed below shall be valued as provided below in this Section 3:2.

                 (a) The price for each 1998 new unregistered and undamaged BMW model vehicle with not more than three hundred (300) miles shall be the sum of the following:

                      (i) The wholesale cost of each such vehicle determined in accordance with the factory invoice, including advertising charges; plus

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

                      (ii) The wholesale cost of all optional parts and accessories installed in such vehicle plus the cost of labor (determined at the internal rate pursuant to the standard factory formula) for installation of the same; plus

                      (iii) The cost of pre-delivery expense actually performed related to specific automobiles transferred at closing, but only to the extent that such pre-delivery expense is not previously reimbursed to Seller, in which event the right to such expense reimbursement shall be assigned to Purchaser at the closing; less

                      (iv) The sum of all distributor's allowances as of the Closing Date including, but not limited to, inventory carry-over allowances, discounts, floor plan assistance, holdbacks, rebates, contests, model changes, incentives and similar distributor's allowances related to such vehicle to the extent paid or payable to Seller.

                 (b) The price for each 1998 unregistered and undamaged BMW demonstrator vehicle with not more than three thousand (3,000) miles shall be the value determined in accordance with subsections (a)(i) through (a)(iii) hereinabove, less the curtailment on each such vehicles as currently taken on the books of Seller as of the Closing Date.

                 (c) All vehicles not described in subsections (a) and (b) above which are to be purchased hereunder shall be valued at a price mutually agreed upon by Seller and Purchaser; provided, however, that if Seller and Purchaser are unable to agree on a price with respect to any individual vehicle prior to the Closing Date, then such vehicle shall be excluded from the Acquired Assets and not purchased hereunder and shall be removed by Seller within ten
(10) days of the Close of Escrow.

                 (d) All new undamaged returnable genuine BMW factory parts and accessories which are in possession of Seller as of the Closing Date and which are listed in the manufacturer's most current wholesale parts and accessories price book shall be valued at manufacturer's current wholesale cost in accordance with the manufacturer's most current wholesale parts and accessories price book as of the Closing Date; provided, however, that Obsolete Parts shall be valued at ZERO DOLLARS ($0) and shall be retained by Seller, and removed by Seller from the Premises not later than ten (10) days following the Closing Date.

                 (e) All non-factory parts, accessories and miscellaneous inventory which are in the possession of Seller as of the Closing Date, shall be valued at dealer cost, provided, however, that Purchaser shall have no obligation to purchase in excess of TWENTY THOUSAND DOLLARS ($20,000) of such items.

                 (f) All miscellaneous inventories, including gas, oil, grease, sublet repairs and work in process shall be valued at cost as of the Closing Date.

                 (g) All furniture, fixtures, equipment, and BMW special tools shall be valued at Seller's depreciated book value as of the Closing; provided, however, that in the event that any item of furniture, fixtures, equipment, special tools or leasehold improvement is materially damaged, destroyed or removed from the Dealership between the date of execution of this Agreement and the Closing Date, the value of said item damaged, destroyed or removed from the Dealership shall be credited against the Purchase Price if said items are included in the Purchase Price. The parties acknowledge and agree that

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

there shall be no addition to the purchase price for leasehold improvements.

                 (h) The sum of ten million two hundred and fifty thousand dollars ($10,250,000) which sum shall be allocated as and for goodwill.

                 (i) As of the close of business on the day immediately preceding the Closing Date or on such other date as mutually agreed upon by Purchaser and Seller, a physical inventory to determine the value of the new, used and demonstrator vehicles, and work-in-progress shall be taken jointly by the parties. Each party shall bear the expenses associated with its own personnel in connection with the valuation of the assets. The parties shall jointly employ an independent inventory service to take a pans and accessories inventory immediately prior to the Closing. The cost of such inventory shall be paid one-half by Purchaser and one-half by Seller.

          3.3 PAYMENT OF PURCHASE PRICE. The purchase price determined in accordance with Section 3.2 above to be paid by Purchaser pursuant to this Agreement shall be paid as follows:

                 (a) Within three (3) business days of execution of this Agreement by Purchaser and Seller, Purchaser shall cause the sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) (the "Deposit") to be delivered to Escrow Holder as hereinafter defined. The Deposit shall be held by the Escrow Holder in an interest bearing account, and shall be applied to the benefit of Purchaser toward the purchase price of the Dealership upon Closing. If escrow does not close, and this Agreement is terminated pursuant to Section 18, the Deposit, together with all accrued interest, shall be disbursed to Purchaser, unless the provisions of Section 22.9 are applicable, in which case the disposition of the Deposit shall be governed by the provisions of Section 22.9.

                 (b) The balance of the purchase price shall be paid in cash on the Closing Date.

          3.4 CLOSING AND POST-CLOSING ADJUSTMENTS. All deposits and expenses of a nature which are customarily subject to proration in a transaction involving the purchase and sate of assets of an ongoing business shall be apportioned between Seller and Purchaser according to the number of days in the period covered thereby which occurred prior to and including the Closing Date, and the number of such days subsequent to the Closing Date. Those items subject to proration hereunder shall include, without limitation, rent and all other amounts payable with respect to any lease for the Premises, employee compensation, utilities, personal property taxes, Beverly Hills Gross Receipts Tax, and customer prepayments. The aggregate amount of any adjustment shall be determined and paid as of the Closing Date. Any additional proration determined after the Closing Date to be paid by either party under this Section 3.4 shall be paid by check delivered within seven (7) days following determination of the amount of any such adjustment.

          3.5 LIABILITIES. Purchaser shall have no obligation for any liabilities of any kind whatsoever of Seller other than those liabilities which Purchaser specifically agrees to assume all of which shall be set forth on
Schedule 3.5 attached hereto, including without limitation all contracts, agreements and commitments of Seller, which Purchaser agrees to assume. Purchaser shall be responsible solely for that portion of any such obligations, which first accrue on or subsequent to the Closing Date. Purchaser shall have no obligation with respect to any liability arising under any such contract, agreement or commitment prior to the Closing Date, all of which liability shall remain the responsibility of Seller. The parties acknowledge and agree that Purchaser is not assuming any employment agreements, labor agreements, collective bargaining agreements or other similar contracts.

          3.6 TRANSFER TAXES. Purchaser agrees to pay any and all sales, transfer or other similar taxes which may be imposed or payable on or in connection with the transfer of the Acquired Assets.

          3.7 ALLOCATION OF PURCHASE PRICE. The Purchase Price as provided for herein shall be allocated as set forth on Schedule 3.7 attached hereto.

     4. REPRESENTATIONS AND WARRANTIES OF SELLER AND OWNER. Seller and Owner hereby jointly and severally represent, warrant and agree with Purchaser as follows:

          4.1 GOOD STANDING. Seller is a partnership duly organized, validly existing and in good standing under the laws of the State of California and is entitled to and has the power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

          4.2 TITLE TO ASSETS; LIENS AND ENCUMBRANCES. Seller will convey to Purchaser good and marketable title to the Acquired Assets, free and clear of all security interests, liens, claims, restrictions, equities and encumbrances whatsoever, other than liens for taxes not yet due and payable as set forth on
Schedule 4.2 attached hereto. Except as set forth in Schedule 4.2, all of the tangible Acquired Assets are in good working order and condition, ordinary wear and tear excepted.

          4.3 AUTHORIZATION. The execution and delivery of this Agreement and each other document, agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby has been duly authorized and all other action, including all approvals necessary to authorize the execution and delivery of this Agreement and each other document, agreement and instrument contemplated hereby, and the consummation of the transactions contemplated hereby, have also been taken. Except for consent of the Franchisors and landlords with leases, no consent of any lender, trustee, security holder, lessor or any other person or entity is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller and Owner enforceable in accordance with its terms, except as may be limited as applicable bankruptcy law and equity. Except as to the terms of the Franchise, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Seller or Owner is a party, under which they are obligated or to which any of the Acquired Assets are subject, (b) do not violate any judgment, order, statute, rule or regulation to which Seller, Owner or any of the Acquired Assets are subject or the articles of incorporation or bylaws of the Seller, and (c) will not result in the creation of any lien, charge or encumbrance on any of the Acquired Assets.

          4.4 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Seller and Owner contained in this Agreement shall be true and correct in all material

                                       5
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respects on and as of the Closing Date with the same force and effect as though such representations and warranties have been made on and as of the Closing
Date.

          4.5 LITIGATION. Except as set forth on Schedule 4.5 attached hereto, Seller has not received service of process for, and to Seller's actual knowledge there is no pending or threatened suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting any of the Acquired Assets. To the actual knowledge of Seller and Owner, Seller is not in default with respect to any order, writ, injunction, or decree of any federal, state, or local court. Subject to Franchisor's rights, to the best knowledge of Seller, use of the name "Beverly Hills BMW" by Seller does not infringe upon the rights of any other person and Seller is not aware of any claim of any nature to the effect that any person other than Seller holds any rights with respect to such names.

          4.6 DEFAULTS. Seller is not in material default, and to the best of Seller's actual knowledge, no event has occurred which, with the passage of time will constitute a default, with respect to any obligation or liability to be assumed by Purchaser hereunder, which are listed on Schedule 3.5 attached hereto. To the best knowledge of Seller, no other party to any obligation or liability set forth in Schedule 3.5 is in default with respect to any material provision thereof.

          4.7    ENVIRONMENTAL COMPLIANCE NOTICES. Except as set forth on
Schedule 4.7 Seller has received no written notice advising Seller of any defects, defaults or non-compliance in connection with the Acquired Assets or the Premises from any governmental agency dealing with environmental laws, except notices which have been previously complied with or waived by the governmental agency.

          4.8 COMPLIANCE WITH LAW. To the actual knowledge of Seller, Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations the violation of which would have a material adverse effect on the continuing operation of the Dealership.

          4.9 FINANCIAL REPORTS. Seller has delivered to Purchaser dealer financial statements for Seller for the calendar years 1996 and 1997 ("Dealer Financial Statement"). The income and expenses reflected in the Dealer Financial Statement have been prepared in accordance with past practices of Seller and are true and correct in all material respects. Purchaser acknowledges that it has examined and reviewed the Dealer Financial Statements to its full and complete satisfaction and represents that it is relying on the results of its own review and examination thereof in connection to the transaction to be consummated hereunder.

          4.10 UNIONS. Except as set forth on Schedule 4.10 as attached hereto, Seller is not a party to any arrangement with any union, and no employees of the Seller are represented by any labor union or covered by any collective bargaining agreement or, to the knowledge of Seller, is any effort to establish such representation in progress.

          4.11 FRANCHISE NOTICE. Seller and Owner have received no written notice from Franchisor regarding a proposed appointment of a new BMW Dealership within a ten (10) mile radius of the Dealership. Further, Seller and Owner have received no written notice from Franchisor regarding any material adverse action by Franchisor material to the continuing operation of the Dealership including any

                                       6
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adverse change in the allocation of new BMW automobiles.


     5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents, warrants and agrees with Seller and Owner as follows:

          5.1 GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is entitled to and has the corporate power and authority to own or lease its property and to carry on its business in the manner and in the places where such property are now owned, leased or operated and such business is now conducted.

          5.2 AUTHORIZATION. The execution and delivery of this Agreement and the consummation of transactions contemplated hereby has been duly authorized by the Board of Directors of the Purchaser and all other corporate action, including all shareholders' approvals necessary to authorize the execution and delivery of this Agreement and the transactions contemplated hereby, have also been taken. This Agreement is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms. Except for consent of the Franchisors, landlords under leases, no consent of any trustee, security holder or any other person or entity is required to be obtained by Purchaser in connection with the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (a) do not violate or constitute a breach of or default under any contract, agreement or commitment to which Purchaser is a party or under which it is obligated, and (b) do not violate any judgment, order, statute, rule or regulation to which Purchaser is subject.

          5.3 REPRESENTATIONS AND WARRANTIES ON CLOSING DATE. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     6.   CONDUCT PRIOR TO CLOSING DATE.

          6.1 ONGOING OPERATIONS. From the date hereof to the Closing, Seller will use its best effort to preserve intact the Acquired Assets and to continue to operate the Dealership as a going concern, including, but not limited to, maintaining commercially reasonable inventories. Seller will not dispose of any of the Acquired Assets except in the ordinary course of business consistent with past practices, and will not, without limiting the foregoing, hold a "going-out-of-business" or "liquidation" sale.

          6.2 APPROVALS. Each of Purchaser and Seller will use its best efforts to obtain all permits, approvals, authorizations and consents of third parties necessary or desirable for the consummation of the transactions contemplated by this Agreement and for the ownership and operation by Purchaser of the Acquired Assets and the Dealership related thereto. Purchaser and Seller shall proceed as promptly as practicable after the date hereof to prepare all materials necessary to obtain the consent of the Franchisors as is necessary for Purchaser to acquire the Acquired Assets and for consummation of the transactions contemplated hereby.

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          6.3    COVENANT TO COMPLY. Each of Seller, Owner, and Purchaser shall not take any action or fail to take any action which will make any of their representations and warranties not true and correct in all material respects on the Closing Date. Each of Seller, Owner, and Purchaser shall use their best efforts to satisfy or cause to be satisfied all of the conditions precedent to the other parties' obligations hereunder. Each party shall give prompt written notice of any material change in any of the information contained in the representations and warranties made in Sections 4 and 5 hereof or the schedules referred to herein which occur prior to the Closing Date; provided, however, except as otherwise provided in Sections 4 and 5, that any change in the information contained in the representations and warranties or schedules will not relieve the other party of any obligations hereunder if such changes result in a breach of the representations and warranties contained herein.

     7. CONDITIONS TO PURCHASER'S OBLIGATIONS TO CLOSE. The obligations of Purchaser under this Agreement are subject to fulfillment of the conditions set forth below. Purchaser shall have the right to waive in writing all or part of any one or more of the following conditions without releasing Seller or Owner from any liability for any loss or damage sustained by Purchaser by reason of the breach by Seller or Owner of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Seller or Owner and upon such waiver may proceed with the transactions contemplated by this Agreement.

          7.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Seller and Owner shall have complied with and duly performed in all material respects all agreements and conditions on their part to be complied with and performed pursuant to or in connection with this Agreement on or before the Closing Date.

          7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller and Owner contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Purchaser shall have received a certificate to that effect dated the Closing Date and executed by the President of the General Partner of Seller.

          7.3 NO LEGAL PROCEEDINGS. No action or proceeding shall have been instituted against Owner and/or Seller which has not been dismissed or threatened to restrain or prohibit the acquisition by Purchaser or the conveyance by Seller of the Acquired Assets.

          7.4 CONSENTS. Purchaser shall have received the written approval of Franchisor designating Purchaser or its designee as a duly authorized dealer for the sales and service of such Franchisor's automobiles at 8825 and 8833 Wilshire Boulevard, Beverly Hills, California 90211, free of any material condition which is materially adverse to Purchaser and such Franchisor shall have entered into a customary Dealer Sales and Service Agreement. All permits and licenses necessary to enable Purchaser to conduct the Franchise and service facility at the Premises shall have been obtained. All other requisite consents and approvals shall have been obtained.

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          7.5    TAX CLEARANCE. Seller shall have furnished to Purchaser,
certificates from all appropriate federal, state, county and local authorities that all taxes and contributions payable by Seller have been paid in full. If all appropriate tax certificates are not available on the Closing Date, Escrow Holder shall withhold in escrow the estimated amount of maximum unpaid tax liability reasonably determined by Purchaser which sum shall be held by Purchaser until such time as all certificates are presented.

          7.6 LIST OF EMPLOYEES. Seller shall have furnished to Purchaser a list of all employees, their rates of pay, including, separately, base pay, and incentive and commission plans. Seller shall have terminated all employees as of the Closing Date. In addition thereto, Seller shall have complied with any and all obligation of Seller under any collective union agreements and/or collective bargaining agreements.

          7.7 BULK SALE. Seller shall have furnished in a timely manner all affidavits and lists of creditors and such other instruments or documents as Escrow Holder shall require for Seller and Purchaser to comply with all applicable bulk sales laws.

          7.8 LEASE OF REAL PROPERTY. Seller shall have assigned to Purchaser the right to occupy the Premises commonly known as 8825 Wilshire Boulevard, Beverly Hills, California 90211, 8833 Wilshire Boulevard, Beverly Hills, California 90211 and the Storage Lot located at Robertson and Wilshire Boulevard, Beverly Hills, California 90211 (collectively referred to as "Dealership Properties"). Such leases for the Dealership Properties shall be in form and substance as set forth in Section 11 herein below.

     8. CONDITIONS OF SELLER'S OBLIGATIONS TO CLOSE. The obligations of Seller under this Agreement are subject to fulfillment of the conditions set forth below. Seller shall have the right to waive in writing all or part of any one or more of the following conditions without, however, releasing Purchaser from any liability for any loss or damage sustained by Seller by reason of the breach by Purchaser of any covenant, obligation or agreement contained herein, or by reason of any misrepresentation made by Purchaser and upon such waiver may proceed with the transactions contemplated by this Agreement.

          8.1 AGREEMENTS AND CONDITIONS. On or before the Closing Date, Purchaser shall have complied with and duly performed in all material respects all of the agreements and conditions on its part required to be complied with or performed pursuant to this Agreement on or before the Closing Date.

          8.2 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date and Seller shall have received a certificate to that effect dated the Closing Date and executed by the President or a Vice President of Purchaser.

          8.3 LEASE OF REAL PROPERTY. Seller shall have assigned to Purchaser the right to occupy the Dealership Properties. Such leases for the Dealership Properties shall be in form and substance as set forth in Section 11 herein below.

          8.4 NO LEGAL PROCEEDINGS. No action or proceeding shall have been instituted or threatened against Purchaser to restrain or prohibit the acquisition by Purchaser or the conveyance by

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Seller of the Acquired Assets.

     9. DELIVERIES OF SELLER ON THE CLOSING DATE. Seller agrees on the Closing Date to deliver to Purchaser:

          9.1 TITLE TO ACQUIRED ASSETS. All conveyances, covenants, warranties, deeds, assignments, bills of sale, motor vehicle titles, confirmations, powers of attorney, approvals, consents and any and all further instruments as may be reasonably necessary, expedient or proper in order to complete any and all conveyances, transfers and assignments herein provided for and to convey to Purchaser such title to the Acquired Assets as Seller is obligated hereunder to convey.

          9.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Seller setting forth a copy of the resolutions adopted by Seller's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          9.3 CERTIFICATE. Certificate of the President of the General Partner of Seller referred to in Section 7.2.

          9.4 CONSENTS. All consents, approvals, authorizations or orders of any person or entity or court or governmental agency required or necessary for the consummation of the transactions contemplated hereby, provided that Seller shall not be obligated to deliver the consent of the Franchisor.

     10. DELIVERIES OF PURCHASER ON THE CLOSING DATE. Purchaser agrees on the Closing Date to deliver or cause to be delivered:

          10.1   CONSIDERATION. The mounts to be delivered pursuant to Section
3.3 hereof.

          10.2 CERTIFICATE OF SECRETARY. Certificate of the Secretary of the Purchaser setting forth a copy of the resolutions adopted by Purchaser's Board of Directors and shareholders authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          10.3 CERTIFICATE. The Certificate of the President or a Vice President of the Purchaser referred to in Section 8.2.

     11. LEASES. The parties acknowledge that the Dealership currently operates at the Dealership Properties. The lease for the property commonly known as 8833 Wilshire Boulevard, Beverly Hills, California shall be modified to provide for a term of ten (10) years from and after the Closing Date. The rent under such lease shall be the sum of FIFTY NINE THOUSAND DOLLARS ($59,000) per month for the first six (6) years. Thereafter, the rent shall increase to SIXTY NINE THOUSAND DOLLARS ($69,000) per month for the balance of the term. The parties hereto acknowledge and agree that the lease for the property commonly known as 8825 Wilshire Boulevard, Beverly Hills, California shall provide for a term of ten (10) years from and after the Closing Date. The rent under such lease shall be as currently set forth in the existing lease. The rent during the remainder of the ten (10) year term shall not be in excess of the current rent. The parties hereto further acknowledge and agree that the leases for the properties commonly known as 8825 and 8833 Wilshire Boulevard, Beverly Hills, California shall be in form and substance reasonably satisfactory to Purchaser and its counsel. The leases for the Dealership Properties shall be either direct leases to the Purchaser or assigned to Purchaser in a form and substance reasonably satisfactory to Purchaser and its counsel. Such leases shall be attached hereto as Schedule 11 and incorporated herein by this reference.

     12. ESCROW. The parties, upon execution of this Agreement shall open an escrow with Wilshire Escrow Company 4270 Wilshire Boulevard, Los Angeles, California 90010, Larry Shuffle, Escrow Officer ("Escrow Holder"). The parties shall forthwith provide to Escrow Holder any and all documentation necessary for Escrow Holder to publish such notices as may be required by the bulk sale laws of the State of California. Any and all costs of such escrow shall be paid one-half by Purchaser and one-half by Seller.

     13.  COVENANTS AFTER CLOSING DATE.

          13.1 TRANSFER OF ACQUIRED ASSETS. Seller agrees from and after the Closing Date, upon the request of Purchaser, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the assigning, transferring, conveying, and confirming to Purchaser, or to its successors and assigns, or for the aiding, assisting, collecting and reducing to possession of, any or all of the Acquired Assets as provided herein.

          13.2 COOPERATION. Seller will cooperate and use its reasonable efforts to have its officers and employees cooperate with Purchaser at Purchaser's request, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving Purchaser and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Closing Date. From and after the Closing Date, Seller will permit Purchaser and its representatives to have access to Seller's books and records relating to the Acquired Assets for periods prior to the Closing Date upon notice and during normal business hours. From and after the Closing Date, Purchaser will permit Seller and its representatives to have access to Seller's books and retained by Purchaser for the period prior to the Closing Date upon notice during normal business hours. Seller shall assist Purchaser after the Closing related to audits required in connection with any public offering contemplated by Purchaser; provided Seller shall not be required to expend funds or institute litigation. Purchaser shall keep any information delivered to Purchaser hereunder confidential; provided, however, Purchaser shall have the right as required by law to use such final information in connection with financial reporting or filing of any required documents with the Securities Exchange Commission or other similar or necessary use.

     14.  INDEMNIFICATION.

          14.1 INDEMNIFICATION BY SELLER AND OWNER. Seller and Owner agree to defend, indemnify and hold Purchaser harmless from and against any and all losses, costs, damages, claims and expenses (including reasonable attorneys' fees) which Purchaser may sustain at any time by reason of (a) any debt, liability or obligation of Seller and/or Owner which were not assumed by Purchaser, (b) any liability or obligation of any kind relating to the operations of the Acquired Assets, the Dealership and/or the Premises prior to the Closing Date, (c) the existence or presence of hazardous materials or toxic substances (as said terms may be defined by any applicable laws, statutes or ordinances) located at, on, under or emanating from the Premises related to the prior use of the Premises as an automobile dealership as of the Closing Date, or (d) the breach or inaccuracy of, or failure to comply with, any of the warranties, representations, covenants or agreements of Seller or Owner contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby.

     The parties acknowledge and agree that Purchaser shall have the right to repair automobiles sold and/or serviced by Seller prior to the Closing Date to correct any customer complaints associated therewith, and Purchaser shall have the fight of reimbursement therefore from Seller and/or Owner pursuant to the terms of this section.

          14.2 INDEMNIFICATION BY PURCHASER. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, cost, damages, claims and expenses (including reasonable attorneys' fees) which Seller may sustain at any time by reason of (a) any debt, liability or obligation of Purchaser, (b) any liability or obligation of any kind relating to Purchaser's operation of the Acquired Assets, the Dealership and/or the Premises after the Closing Date, (c) the existence or presence of hazardous materials or toxic substances (as said terms may be defined by any applicable laws, statutes or ordinances) located at, on, under or emanating from the Premises after the Closing Date, or (d) the breach or inaccuracy of, or failure to comply with, any of the warranties, representations, covenants or agreements of Purchaser contained in this Agreement or in any agreement or document delivered pursuant hereto or in connection herewith or with the closing of the transactions contemplated hereby.

          14.3 DEFENSE. Any party who receives notice of a claim for which it will seek indemnification shall promptly notify the indemnifying party in writing of such claim. The indemnifying party shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the indemnified party. The indemnified party shall have the right to participate in such defense with its own counsel at its cost.

          14.4 INDEMNIFICATION COSTS. Except for warranty obligations of Seller pursuant to Section 14.5 below, each party shall not be deemed to have sustained any costs for which it is entitled to indemnification from the other party pursuant to this Agreement or any Ancillary Agreement until such time as the aggregate costs actually incurred by said party exceed TWENTY THOUSAND DOLLARS ($20,000) in the aggregate, in which event, the responsible party shall be liable for all costs, including the original TWENTY THOUSAND DOLLARS ($20,000).

          14.5 SERVICE/REPAIR WARRANTIES. Notwithstanding any other provision in this Agreement to the contrary, Seller will be fully liable for and will indemnify and hold Purchaser harmless from any cost in connection with or arising out of the Seller's warranty of service or repairs performed or made by Seller on or prior to the Closing, if and to the extent Seller would have been liable for such rework had the claim been made prior to the Closing under Seller's limited service and parts warranty and such cost of repair exceeds ONE HUNDRED DOLLARS ($100) per automobile, and, provided further, that if the cost with respect thereto is estimated to be in excess of FIVE HUNDRED DOLLARS ($500), Purchaser will provide notice to Seller in writing of such work prior to starting such work.

          14.6 TIME LIMIT OF INDEMNITY. An indemnitee shall not be entitled to indemnification under this Section 14 unless and to the extent that indemnitee asserts a claim for indemnification in writing to the indemnitor during the applicable "Claims Period". "Claims Period" means:

                 (a) for real or personal title matters, a period extending in perpetuity;

                 (b) for environmental matters, a period extending in perpetuity;

                 (c) for tax matters, a period ending on the date five (5) years after the Closing; and

                 (d) for all other matters not expressly specified in Subsections (a), (b) and (c) above, a period ending on the date two (2) years after the Closing Date.

          14.7 DISCLAIMER OF WARRANTIES. Except as otherwise provided in this Agreement, the new vehicles, used vehicles, fixed assets and inventories shall be sold to Purchaser "As Is" without any warranty whatsoever. Except as otherwise provided in this Agreement, Owners disclaim all other warranties, including, without limitation, (a) the value, nature, quality or condition of these assets, (b) the income to be derived from these assets, (c) the suitability of these assets for any and all activities and uses which Purchaser may conduct thereof, (d) the compliance of or by these assets or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, (e) the merchantability, marketability, profitability or fitness for a particular purpose of these assets, (f) the manner, quality, state of repair or lack of repair of these assets, or (g) any other matter with respect to these assets, specifically, that Owners have not made, do not make, and specifically disclaim any representations regarding compliance with any environmental protection, pollution or land use laws, rules, regulations, orders or requirements, including solid waste, as defined by the U.S. Environmental Protection Agency Regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the property, or any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and Regulations promulgated thereunder.

     15. SURVIVAL OF REPRESENTATIONS. The parties hereto each agree that all representations, warranties and agreements contained herein shall survive the execution and delivery of this Agreement, the closing hereunder and any investigation made by any party hereto for a period of twenty-four (24) months following the Closing.

     16. NO BROKER. Except for the obligation of Seller to Robertson Stephens & Co., which obligation shall the sole responsibility of Seller, Purchaser on the one hand, and Seller and Owner on the other, represent to the other that no broker or finder has been connected with the transactions contemplated by this Agreement. In the event of a claim by any broker or finder based upon his representing or being retained by Seller or Owner on the one hand, or by Purchaser on the other, Seller, Owner or Purchaser, as the case may be, agrees to indemnify and save harmless the other in respect of such claim.

     17. USE OF THE NAME. Seller agrees that from and after the Closing Date, Purchaser shall transfer all rights, as Seller has, to the name "Beverly Hills BMW" or any derivative thereof or similar name in connection with the operation of the Dealership acquired hereunder, and that Seller shall not subsequent to the Closing, use such name.

     18. TERMINATION. If the Closing Date shall not have occurred on or prior to that date which is ninety (90) days after the Effective Date, any party that is not in default of its performance of its obligations under this Agreement may terminate this Agreement by giving written notice to the other party; provided, however, that if the transaction contemplated by this Agreement has not closed within ninety (90) days of the Effective Date due solely as a result of Purchaser not yet receiving the required consents from the Franchisor and/or Landlord as provided in sections 7.4 and 7.8 hereof, then either Purchaser or Seller may extend the Closing Date an additional sixty (60) days as necessary to obtain such consents.

     19. RISK OF LOSS AND INSURANCE PROCEEDS. Seller shall give Purchaser notice of the occurrence of damage or destruction of, or the commencement of condemnation proceedings affecting any portion of the Premises. In the event that all or any material portion of the Premises is condemned, or destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is greater than FIVE HUNDRED THOUSAND DOLLARS ($500,000), then Purchaser may, at its option to be exercised within fifteen (15) days of Seller's notice of the occurrence of the damage or destruction or the commencement of the condemnation proceedings, either terminate this Agreement or consummate-the purchase for the full consideration as required by the terms hereof. If Purchaser elects to terminate this Agreement or fails to give Seller notice within such fifteen (15) days period that Purchaser will proceed with the purchase, then this Agreement shall terminate at the end of such fifteen (15) day period and the Deposit shall be returned to Purchaser less cost and expenses, including legal fees incurred in collection of the proceeds and neither party shall have any further rights or obligations hereunder. If (a) a portion of the Premises is condemned or destroyed or damaged by fire or other casualty prior to the Closing and the cost to repair or restore any loss or damage caused thereby is equal to or less than FIVE HUNDRED THOUSAND DOLLARS ($500,000); or (b) Purchaser elects within the aforesaid fifteen (15) day period to proceed with the purchase, then this Agreement shall not terminate and upon the Closing, there shall be a credit against the Purchase Price due hereunder equal to the amount of any net insurance proceeds or condemnation awards collected by Seller as a result of any such damage or destruction or condemnation, plus the amount of any insurance deductible, less any sums expended by Seller toward the restoration or repair of the premises (but in no event shall the mount of such credit exceed the Purchase Price); provided, however, in the event the insurance or condemnation proceeds are less than the actual amount necessary to replace such damage, Purchase shall receive a credit against the Purchase Price on the Closing in the amount of such difference. If the proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser, except to the extent needed to reimburse Seller for sums expended to collect such proceeds or repair or restore the Premises, and Purchase shall not receive any credit against the Purchase Price with respect to such proceeds or awards; provided, that if the amount of proceeds or awards subsequently received by Purchaser exceeds the Purchase Price, then Purchaser shall pay to Seller any such excess within ten(10) days after Purchaser's receipt of such proceeds or awards. The provisions of this Section 19 shall survive the Closing.

     20. CONFIDENTIALITY. In the event this Agreement is terminated for any reason other than the default of Seller, Purchaser shall deliver to the Seller, at no expense to Purchaser, without representation or warranty of any kind, all of the documents and papers which were supplied by the Seller to Purchaser or its agents, including, without limitation, financial statements, tax returns, appraisals; inspections, investigations, studies, tests, surveys, and reports concerning the Assets, but excluding any documents or other papers which are proprietary property or trade secrets of Purchaser. Unless and until the Closing occurs, none of the parties to this Agreement shall disclose, publish or communicate either directly or indirectly, any of the terms, conditions or the subject or content of the parties' negotiations concerning purchase of the Dealership, except (a) in response to any lawful process requiting disclosure of the same as reasonably required by law or public reporting requirements, or (b) to prospective sources of financing, to mortgage brokers, franchisers, investment bankers, investors or purchasers, attorneys, accountants, consultants, experts and professionals engaged by Purchaser in connection with its due diligence investigation. The parties each agree that it shall at all times keep the contents of the negotiations confidential (subject to the exceptions stated in the preceding sentence) and that no publicity or press release with respect to any proposed transaction shall be made by either party without the prior written consent of either party.

     21. NOTICES. All notices, requests or demands to a party hereunder shall be in writing and shall be given or served upon the other party by personal service, by certified return receipt requested or registered mail, postage prepaid, or by Federal Express or other nationally recognized commercial courier, charges prepaid, addressed as set forth below. Any such notice, demand, request or other communication shall be deemed to have been given upon the earlier of personal delivery thereof, three (3) business days after having been mailed as provided above, or one (1) business day after delivery through a commercial courier, as the case may be. Notices may be given by facsimile and shall be effective upon the transmission of such facsimile notice provided that the facsimile notice is transmitted on a business day and a copy of the facsimile notice together with evidence of its successful transmission indicating the date and time of transmission is sent on the day of transmission by recognized overnight carrier for delivery on the immediately succeeding business day. Each party shall be entitled to modify its address by notice given in accordance with this section.

     To Purchaser:      FirstAmerica Automotive, Inc.
                        485 Serramonte Boulevard
                        Colma, CA 94014
                        Fax No.: (650) 756-3945

     With a copy to:    W. Bruce Bercovich, Esq.
                        Kay & Merkle
                        100 The Embarcadero, Penthouse
                        San Francisco, California 94105
                        Fax No.: (415) 512-9277
                        Phone No.: (415) 357-1200

     To Owner:          Ross Gilbert
                        Beverly Mercedes Place
                        9242 Beverly Blvd., Suite 281
                        Beverly Hills, CA 90210
                        Phone No.: (310) 271-4597

     To Seller:         Beverly Hills BW, Ltd.
                        c/o Ross Gilbert
                        Beverly Mercedes Place
                        9242 Beverly Blvd., Suite 281
                        Beverly Hills, CA 90210
                        Phone No.: (310) 271-4597

     With a copy to:    Norman Hoffman, Esq.
                        16133 Ventura Blvd., Suite "A"
                        Encino, CA 91436
                        Fax No.: (818) 379-4017
                        Phone No.: (818) 986-8080

     22.  MISCELLANEOUS.

          22.1 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between them and no party hereto shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date subsequent to the date hereof duly set forth in writing signed by the party hereto which is to be bound thereby. This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to be charged.

          22.2 GOVERNING LAW. This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of California, without giving effect to principles of conflict of laws.

          22.3 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

          22.4 BENEFIT OF PARTIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and assigns.

          22.5 NECESSARY DOCUMENTS. Each of the parties does hereby agree to do any act and to execute any other or further documents reasonably necessary or convenient to the carrying out of the provisions of this Agreement.

          22.6 HEADINGS. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

          22.7 ATTORNEYS' FEES. In the event that any action or proceeding is brought to enforce or interpret any provision, covenant or condition contained in this Agreement on the part of Purchaser, Seller or Owner, the prevailing party in such action or proceeding (whether after trial or appeal) shall be entitled to recover from the party not prevailing its expenses therein, including reasonable attorneys' fees and allowable costs.

          22.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

          22.9   TERMINATION AND REMEDIES.

                 (a) LIQUIDATED DAMAGES. If Purchaser breaches this Agreement, and the transaction contemplated by this Agreement fails to close by reason thereof, Seller shall be entitled to terminate this Agreement and retain the amount of the Deposit plus any accrued interest thereon (the "Specified Sum") as liquidated damages. SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER'S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE SPECIFIED SUM IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES. SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER'S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATIONS TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

                                        /s/
          ___________________           ----------------------------
          Seller's Initials             Purchaser's Initials

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

PURCHASER:                              SELLER:

FirstAmerica Automotive, Inc.,          Beverly Hills BW, Ltd.,
 a Delaware corporation                  a California general partnership

By: /s/ Thomas Price                    By: RGBW, Inc., a California corporation
   -------------------------------
   Thomas A. Price, President

                                        By: /s/ Ross Gilbert
                                           -------------------------------------
                                           Ross Gilbert, President

                                        RGMB Corporation, a California
                                         corporation

                                        By: /s/ Ross Gilbert
                                           -------------------------------------
                                           Ross Gilbert, President

                                        OWNER:

                                        /s/ Ross Gilbert
                                        ----------------------------------------
                                        Ross Gilbert

                               LIST OF SCHEDULES


SCHEDULE 2.1        Acquired Assets

SCHEDULE 3.5        Liabilities

SCHEDULE 3.7        Allocation of Purchase Price

SCHEDULE 4.2        Title to Assets; Liens and Encumbrances

SCHEDULE 4.5        Litigation

SCHEDULE 4.10       Unions

SCHEDULE 11         Lease

[LOGO OF BMW APPEARS HERE]

                           BMW OF NORTH AMERICA, INC.


                                DEALER AGREEMENT


          This DEALER AGREEMENT is effective as of the 20th day of April,
                                                       ----        -----
1998, by and between BMW of North America, Inc., a Delaware Corporation having its principal place of business at Woodcliff Lake, New Jersey 07675 ("BMW NA") and

DEALER NAME:             FAA Beverly Hills, Inc.
             -------------------------------------------------------------------

Dealer Location:         Beverly Hills, California                           , a
                 ------------------------------------------------------------

BUSINESS TYPE:           Corporation
                 --------------------------------------------------------------,

(if a corporation or partnership) organized or incorporated under the laws of the

STATE OF:                California                    and
         -------------------------------------------

DOING BUSINESS AS:       Beverly Hills BMW
                  --------------------------------------------------------------

having its principal place of business at

ADDRESS:                 8825 and 8833 Wilshire Blvd.                      , in
        -------------------------------------------------------------------

CITY/TOWN:               Beverly Hills                                  , in the
          --------------------------------------------------------------

COUNTY OF:               Los Angeles                                    , in the
          --------------------------------------------------------------

STATE OF:                California                             , (as "Dealer").
         -------------------------------------------------------

All terms defined in the DEALER STANDARD PROVISIONS (Form 93/B) are incorporated herein by reference.

                              PURPOSE OF AGREEMENT


The purpose of this Agreement is to authorize Dealer to operate a BMW automobile dealership and to set forth the responsibilities of both BMW NA and Dealer in providing BMW Products and services to the consuming public.

The United States automotive market requires a fluid relationship between BMW NA and authorized BMW dealers who represent BMW Products. Mutual compliance with the terms of this Agreement will promote the interests of both BMW NA and Dealer by providing each party an opportunity to earn a reasonable return on its investment through developing and retaining satisfied customers and by building a spirit of cooperation between BMW NA and authorized BMW dealers (collectively the "BMW Dealers") which will increase the value and customer perception of BMW trademarks.

BMW NA and Dealer have entered into this Agreement with confidence in each others integrity, ability and expressed intention to deal fairly with the other party and the consuming public. Dealer is relying upon BMW NA's commitment to distribute quality BMW Products which meet the needs and expectations of the BMW customers in Dealers primary market and to provide Dealer with a broad range of support activities to assist Dealer in its retail operations. BMW NA is relying upon Dealers commitment to perform and carry out the responsibilities of an authorized BMW dealer, as set forth in this Agreement. Each party recognizes that it must rely upon the efforts of the other party in performing successfully under this Agreement.

IN CONSIDERATION OF the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

                            A. APPOINTMENT OF DEALER


BMW NA appoints Dealer as a dealer of BMW Products. Subject to the terms of this Agreement, Dealer is granted the non-exclusive right to buy BMW Products. Dealer accepts such appointment and agrees to be bound by this Agreement.

While dealer recognizes that its performance will be primarily measured based upon its activities in its Primary Market Area, Dealer agrees that this appointment does not confer upon it the exclusive right to deal in BMW Products in any specific geographic area within the 50 United States, nor does it limit the persons within the 50 United States to whom Dealer may sell BMW Products for use therein.

Dealer agrees that it will not sell BMW Products for resale or use outside the 50 United States. Dealer further agrees to abide by any Export Policy established by BMW NA.

Dealer acknowledges that BMW NA reserves the right to appoint additional dealers, whether located near Dealer's location or elsewhere, as BMW NA in its sole discretion deems necessary or appropriate. BMW NA agrees that it will not explore additional representation without first conferring individually with the BMW Dealer(s) surrounding the proposed location to determine whether other alternatives to additional representation are satisfactory to BMW NA. If a decision is made to proceed with establishment of additional representation, BMW NA will provide such BMW Dealer(s) no less than thirty (30) days written notice of such decision.

                       B. DEALER STANDARD PROVISIONS AND

                         DEALER OPERATING REQUIREMENTS


The accompanying DEALER STANDARD PROVISIONS (Form 93/B), DEALER OPERATING REQUIREMENTS, DEALER FACILITY GUIDELINES, and all currently effective Addenda issued to Dealer by BMW NA, all of which may be amended, cancelled or superseded from time to time, are hereby incorporated into this Dealer Agreement ("Incorporated Documents"). Unless the context otherwise indicates, the term "Agreement" shall mean this document, the Incorporated Documents, and the documents referred to therein. Dealer hereby acknowledges receipt of this Agreement and agrees to become familiar with its terms.

While Dealer is not contractually required to comply with the BMW DEALER OPERATING SYSTEM, Dealer agrees to consider conforming its operations to the guidelines and recommendations of the BMW Dealer Operating System.

                       C. DEALER OWNERSHIP AND MANAGEMENT


This is a PERSONAL SERVICES AGREEMENT. BMW NA is entering into this Agreement in reliance upon the qualifications, abilities and integrity of the Dealer Operator and upon the representation of the Dealer's Owner(s) that the Dealer Operator will have full managerial authority for operations and activities of Dealer. In order to induce BMW NA to enter into this Agreement, Dealer states that:

(I) DEALER'S OWNERS. The beneficial owners, record owners and partners, if any
--------------------
of Dealer are (include Record Owners if different from Beneficial):

NAME                                %     RECORD OR BENEFICIAL
FirstAmerica, Automotive, Inc.      100%

(Shareholders:

Donald V. Strough                 10.49
Thomas A. Price                   39.93
Steven Hallock                     3.19
Fred Cziska                        4.57
Al Babbington                      4.16
John Driebe                        1.36
Trust Co. of The West             20.14
Management Options                 3.02
Embarcadero Automotive, LLC.       3.92
Raintree Capital, LLC.             3.92
Brown, Gibbons, Lang, LLC.         2.01
BB Investments                     2.26
H. Matthews Travis                  .13

Public Shareholders                 .90
                                  -----
                                    100%)

                         Additional Names Attached []

(II) DEALER'S OFFICERS. The following persons are Dealer's Officers:
----------------------

NAME                                 TITLE

Thomas A. Price                      President

Donald V. Strough                    Vice President

Steven S. Hallock                    Treasurer / Secretary


(III) DEALER'S CORPORATE DIRECTORS. If Dealer is a corporation, the following
-----------------------------------
are its Corporate Directors:

NAME                                 TITLE

Thomas A. Price                      CEO

Donald V. Strough                    Chairman

Steven S. Hallock


(IV) DEALER OPERATOR. The following person shall be in complete charge of
---------------------
Dealer's BMW Operations with authority to make all operating decisions on behalf of Dealer with respect to Dealer's BMW Operations and is the person upon whom BMW NA can rely to act on Dealer's behalf:

Name: Robert Reehtwig
     ------------------------------------------------------------------------

(V) GENERAL MANAGER. The following is Dealer's General Manager (if none, enter
--------------------
"NONE"):

Name: Stephan Jones
     ------------------------------------------------------------------------

(VI) SUCCESSOR. The Dealer's Owners have nominated the following individual(s)
---------------
as proposed Dealer Owner(s) of a Successor Dealer to be established if this Agreement is terminated because of the death or permanent disability of any of the Dealers Owners (if none, enter "NONE"):

Name: None
      ----------------------------------------------------------------
Name: None
      ----------------------------------------------------------------

Because of the importance that BMW NA places on the statements and representations of the Dealer's Owners and the qualifications of the Dealer Operator, Dealer agrees that there will be no change in the (a) identity of the Dealer's Owners (i above);(b) the Dealer Operator (iv above); or (c) Dealer's name, identity, business organization or structure without the prior written consent of BMW NA.

To enable BMW NA to maintain effectively the BMW NA dealer network, Dealer further agrees to provide BMW NA with forty-five (45) days prior written notice of any proposed change in the ownership of Dealer, which would change the majority interest or control of Dealer, or of any proposed disposition of Dealer's BMW assets. Any such change in ownership or disposition of Dealer's BMW assets shall not be effective without the prior written consent of BMW NA which consent shall not be unreasonably withheld. BMW NA shall respond to Dealer's notification within forty-five (45) days after Dealer has furnished to BMW NA all applications and information reasonably requested to evaluate the proposal.

Without limiting other considerations in determining whether BMW NA will provide consent, this Agreement may not be transferred, assigned or assumed until all indebtedness of Dealer to BMW NA, its subsidiaries or affiliates has been fully satisfied and unless the transferee, assignee or party assuming this Agreement agrees and commits to fulfill and complete all of the obligations under this Agreement and the Improvement Addendum (if applicable).

Dealer recognizes that BMW NA has a vital interest in ensuring that qualified personnel are employed by BMW Dealers. Therefore, Dealer agrees to employ personnel who meet the qualifications for each position. BMW NA agrees that Dealer has the right to decide reasonably all matters concerning management and personnel.

Dealer has designated herein certain individuals as officers, directors, managers and/or individuals with responsibility for Dealer's BMW Operations. Dealer agrees to notify BMW NA in writing of any change in the designated individuals (ii, iii and v above) and recognizes that such designation shall not relieve Dealer of its responsibility for performance under this Agreement.

Dealer agrees that BMW NA may rely upon the Dealer Operator and General Manager (if applicable) to act on Dealer's behalf and that such reliance will not alter Dealer's responsibilities under this Agreement.

                             D. DEALER'S FACILITIES


Dealer agrees that Dealer's Facilities shall satisfy all applicable provisions of this Agreement, including reasonable space, facility and BMW Corporate Identification requirements in the Dealer Operating Requirements Addendum and/or Dealer Facilities Guidelines. BMW NA recognizes the investment Dealer has in its facilities and hereby approves the location of the following Dealer's Facilities for the exclusive purpose of:

1) A showroom and sales facility for BMW Vehicles at:

Address:  8825 Wilshire Blvd. Beverly Hills, CA
          -----------------------------------------------------------

2) Service and Pans facilities for BMW Vehicles at:

Address:  8833 Wilshire Blvd. Beverly Hills, CA
          -----------------------------------------------------------

3) Facilities for the display and sale of used BMW Vehicles at:

Address:  8833 Wilshire Blvd. Beverly Hills, CA
          -----------------------------------------------------------

4) Other facilities (indicate the nature of the facility; e.g., storage facility):

Address: ____________________________________________________________

Unless otherwise provided herein, Dealer shall conduct Dealer's BMW Operations and keep BMW Products exclusively at Dealer's Facilities designated above.

In the event that Dealer desires to (i) change its principal place of business from that first set forth in this Agreement; (ii) change any location of Dealer's Facilities; (iii) establish any additional locations for either operating its business or storage of BMW Products; (iv) make any major structural or design change in Dealer's Facilities; or (v) change the usage or function of any locations or facility approved herein or otherwise utilize such locations or facilities for any functions other than the approved functions, Dealer must obtain the prior written approval of BMW NA for any such change or establishment.

In the event Dealer desires to establish or add any additional automobile franchise, line, make or dealership at Dealer's Facilities simultaneously with Dealer's BMW Operations, Dealer agrees to provide BMW NA thirty (30) days prior written notice of such establishment or addition. At the time notice is provided, Dealer shall demonstrate in writing to BMW NA that Dealer will continue to comply with the Dealer Operating Requirements Addendum and will not adversely impact the representation or sale of BMW Products. If Dealer is unable to comply, Dealer shall not pursue such establishment or addition, but may submit a detailed plan of compliance with the Dealer Operating Requirements and Dealer Operating Requirements Addendum to BMW NA. If BMW NA approves the detailed plan of compliance, Dealer may proceed with the establishment or addition. Dealer understands that BMW NA may, at its sole option, reject the plan or require issuance or modification of an Improvement Addendum in the event the plan is approved. Such approval shall not be unreasonably withheld.

                           E. EXCLUSION OF WARRANTIES


EXCEPT AS SPECIFICALLY PROVIDED FOR IN THE NEW CAR LIMITED WARRANTY, THE LIMITED WARRANTY ON EMISSION CONTROLS, THE LIMITED WARRANTY AGAINST RUST PERFORATION, THE LIMITED WARRANTY ON ORIGINAL BMW PARTS AND THE LIMITED WARRANTY ON ORIGINAL PARTS SOLD OVER THE COUNTER; ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXCLUDED. THE EXCLUSION ALSO APPLIES TO INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES FOR ANY BREACH OF EXPRESS OR IMPLIED WARRANTY, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND/OR FITNESS, IF ANY, APPLICABLE TO BMW PRODUCTS.

                              F. BMW DEALER FORUM


BMW NA and Dealer agree that it is in their mutual interest to have an independent group of BMW dealer representatives serve on the BMW Dealer Forum ("DEALER FORUM"). The DEALER FORUM shall represent BMW Dealers and will communicate the position of BMW Dealers to BMW NA on various common issues. BMW NA and the DEALER FORUM shall establish a mechanism to foster open and frequent communication on substantive issues affecting BMW NA and BMW Dealers.

Each BMW dealer is entitled and encouraged to serve on the DEALER FORUM or on a committee of the DEALER FORUM pursuant to its by-laws and each BMW dealer is expected to support and participate in the DEALER FORUM.

The DEALER FORUM shall adopt by-laws as BMW Dealers deem reasonable and necessary. The DEALER FORUM may establish committees to study various aspects of the retail environment and the BMW NA - BMW Dealers' relationship.

Before any material change may be made to this Agreement, BMW NA agrees to notify the DEALER FORUM and consider BMW Dealers' position regarding the proposed change.

                                    G. TERM


This Agreement shall continue in full force and effect and shall govern all relations and transactions between the parties commencing on the effective date hereof and continuing as follows:


     O If Dealer has fulfilled all of its obligations hereunder and no Improvement Addendum is currently in force, this Agreement shall expire five years from the effective date hereof, unless terminated earlier in accordance with the applicable provisions of this Agreement. In such event BMW NA will renew this Agreement or offer Dealer an opportunity to enter into a superseding Agreement.

     O If Dealer has outstanding obligations as of the effective date of this Agreement and/or an Improvement Addendum is in force, this Agreement shall expire on the earlier of three years from the effective date hereof or sixty (60) days following the earliest "Compliance Date" specified in said Addendum, unless otherwise terminated in accordance with the applicable provisions of this Agreement.

                              H. ALTERNATE DISPUTE


BMW NA and Dealer agree to minimize disputes between them. However, in the event that disputes arise, BMW NA and Dealer agree that they will attempt to resolve all matters between them before any formal action is taken to seek any administrative or judicial adjudication or governmental review.

A BMW BOARD ("BOARD") will act as the Administrator of all disputes between BMW NA and Dealer arising out of this Agreement. The BOARD will consist of three representatives who will be selected by BMW NA and three representatives of BMW Dealers who will be selected by the DEALER FORUM. The BOARD will determine eligibility requirements, develop procedures to ensure a fair and equitable decision ("ADR PROCEDURES") and select individuals to participate in a DISPUTE RESOLUTION PANEL ("PANEL") to hear an eligible dispute. The PANEL shall consist of at least one BMW NA employee, one BMW dealer and one independent person selected by the BOARD.

The BOARD shall also monitor the dispute resolution process, report to BMW NA and the DEALER FORUM annually on the effectiveness of this process and, when required, make recommendations for changes in this process.

BMW NA and Dealer agree that the process outlined in this Article H and developed by the BOARD in the ADR PROCEDURES will be mandatory. The PANEL's recommendation will be non-binding, unless the parties agree to be bound by the decision of the PANEL. The purpose of the PANEL will be to recommend a resolution and work with the parties to reach a fair and equitable solution to their dispute in a cost-effective, efficient manner and to avoid formal adjudication or government intervention.

If either party to this Agreement initiates any action in court or an administrative agency prior to issuance of a PANEL recommendation on a dispute, that party shall pay all costs, fees and expenses, including attorneys fees, of the other party which arise out of the enforcement of this Article H.

                           I. RIGHT OF FIRST REFUSAL


BMW NA recognizes the investment which Dealer has committed to remain a BMW dealer. Dealer recognizes the importance to BMW NA of continuing dealership operations from approved locations to provide for effective sale and service of BMW Products. Accordingly, whenever Dealer intends to dispose of Dealer's BMW assets or to change majority ownership from that listed in Article C (i), BMW NA shall have the first right to purchase Dealer's BMW assets or ownership interests pursuant to this Article. Dealer agrees to disclose to the prospective buyer that any sale or disposition shall be subject to the terms of this Dealer Agreement.

BMW NA will advise Dealer if it will exercise the right of first refusal within forty-five (45) days after Dealer has furnished all applications and information in accordance with Article C. If BMW NA exercises the right, BMW NA will assume the proposed buyers rights and obligations under the written agreement the proposed buyer negotiated with Dealer (the "Buy/Sell Agreement"). The purchase price shall be that set forth in the Buy/Sell Agreement.

In the event BMW NA exercises its right of first refusal, BMW NA may assign the Buy/Sell Agreement to any party. BMW NA shall remain responsible to guarantee the purchase price to be paid by the assignee.

Dealer shall transfer the assets and any applicable real estate free and clear of all liens and encumbrances. Any property shall be transferred by Warranty Deed, where possible, conveying marketable title. Deeds will be in the proper form for recording. Possession will be deemed transferred when the deed is delivered. Dealer will furnish copies of, and will assign where required, all agreements, licenses, easements, permits or other documents necessary for the conduct of Dealer's BMW Operations.

If it exercises its right under this Article, BMW NA will reimburse Dealer for all acceptable expenses, excluding brokerage commissions, incurred by Dealer in connection with the development of the Buy/Sell Agreement. Dealer will supply BMW NA with reasonable documentation to support all those expenses and all copies of materials generated during the negotiation and development of the Buy/Sell Agreement in anticipation of the sale (including environmental reports, accounting reviews, among others.) Any dispute regarding reimbursement shall be presented for review under Article H.

This Article shall not apply in the event that Dealer proposes to change majority ownership, dispose of its assets or otherwise enter into a proposed Buy/Sell Agreement with a member of Dealer's immediate family (spouse, child, brother, sister, parent, grandchild, or spouse of child); to an individual who is listed on the Successor Addendum; to an individual who is currently employed by Dealer and has been actively employed by Dealer for at least three consecutive years in the BMW Operations and is otherwise qualified as a Dealer Operator; or to an individual who is currently listed as a Dealer's Owner in Article C and has been so listed for the past three consecutive years and is otherwise qualified as a Dealer Operator.

                            J. CUSTOMER SATISFACTION


BMW NA and Dealer agree to conduct their respective businesses to promote and support the image and reputation of BMW NA, BMW Products and BMW Dealers. BMW Products must be perceived as the finest available. BMW NA and BMW Dealers must be recognized as providing the best service in the industry.

Dealer, as the direct link to the BMW customer, is responsible for satisfying customers in all matters, except those directly related to product design and manufacturing. Dealer will take reasonable steps to ensure that each customer is satisfied with BMW Products, and with the services and the practices of Dealer. Dealer will recommend to BMW NA methods of reasonably satisfying customers. BMW NA will support Dealer's customer satisfaction efforts through counseling, training opportunities and providing survey results.

When requested by BMW NA, Dealer shall submit a plan detailing its customer satisfaction programs. That plan shall include continuous reinforcement to all dealership personnel of the importance of customer satisfaction, necessary training for dealership personnel and methods of conveying to customers that Dealer is committed to their satisfaction.

Following consultation with and notice from BMW NA or its authorized representative, Dealer shall remedy to the satisfaction of BMW NA any practice or method of operation which would have a detrimental effect upon customer satisfaction or would impair the reputation or image of BMW NA, BMW Products or Dealer.

                           K. EXECUTION OF AGREEMENT


This Agreement shall not become effective until signed by a duly authorized officer of Dealer, if a corporation; or by one of the general partners of Dealer, if a partnership; or by the named individual if a sole proprietorship; and countersigned by authorized representatives of BMW NA.

                          L. MODIFICATION OF AGREEMENT


No representative of BMW NA shall have the authority to waive any of the provisions of this Agreement or to make any amendment or modification of or any other change in, addition to, or deletion of any portion of this Agreement or to make any other agreement which imposes any obligation on either BMW NA or Dealer which is not specifically imposed by this Agreement or which renews or extends this Agreement; unless such waiver, amendment, modification, change, addition, deletion or agreement is reduced to writing and signed by two authorized representatives of BMW NA and by the authorized representative of Dealer as set forth in Article K of this Agreement.

BMW OF NORTH AMERICA, INC.


BY: /S/                                    BY: /S/
    ---------------------------------          --------------------------------


TITLE: Senior Vice President. General      TITLE: President. FAA Beverly Hills.
       ------------------------------             -----------------------------
       Manager, Western Region                     Inc.
                                                  -----------

                                           FEDERAL TAX ID # ___________________

BY: /S/
    ---------------------------------


TITLE: Business Development Manager        ATTEST: (If Dealer is a Corporation)
       ------------------------------
       Western Region
                                           /S/
                                           ------------------------------------
                                                       Secretary

                                           WITNESS: (If Partnership or
                                                     Proprietorship)

                                           ____________________________________
                                                          Name

                                           ____________________________________
                                                         Address